EXHIBIT 10.29

                          SUPPLY AND ASSEMBLY AGREEMENT

         WITNESSETH, THIS SUPPLY AGREEMENT (the "Agreement") entered into and effective as of the 31st day of January, 2000 ("Effective Date"), by and between COMMAND MEDICAL PRODUCTS INC., a Florida corporation with an office and principal place of business at 15 Signal Avenue, Ormond Beach, FL 32174 ("Command"); and HEMASURE INC., a Delaware corporation with an office and principal place of business at 140 Locke Drive, Marlborough, MA 01752 ("HemaSure"). Command and HemaSure may be referred to hereinafter individually as a "party" or collectively as the "parties."

         WHEREAS, Command desires to manufacture and supply to HemaSure and HemaSure desires to purchase from Command dry bag set Products, as defined herein, on a non-exclusive basis pursuant to and in compliance with all of the terms and conditions set forth herein; and

         WHEREAS, Command desires to assemble HemaSure's r\LS System Filters, as described herein, and HemaSure desires to retain Command for the assembly of r\LS System Filters, on a non-exclusive basis pursuant to and in compliance with all of the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of these premises, the promises and the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         In addition to words and expressions defined elsewhere in this Agreement, for purposes of this Agreement, the following words and expressions shall have the meanings hereby assigned to them. For the purpose of the definitions contained in this Article and defined elsewhere in this Agreement, the singular shall include the plural and vice-versa.

1. "Agreement Year" shall mean the period commencing on the Effective Date and ending on December 31, 2000, and following such period, it shall mean the applicable period of time during the term of this Agreement and any extension or renewal thereof beginning on January 1 of that respective Agreement Year and ending on December 31 of that respective Agreement Year.

2. "Actual Annual Purchases" for any respective Agreement Year shall mean, as applicable, the amount of each Product actually purchased by HemaSure from Command as determined by release orders for the Products issued by HemaSure and accepted by

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         Command during that Agreement Year and/or the actual number of r/LS
         System Filters assembled by Command and delivered to HemaSure during that Agreement Year.

3. "American Red Cross" shall mean the American National Red Cross, a not-for-profit corporation chartered by an act of Congress, and its parents, subsidiaries, affiliates, permitted assignees, or successors in interest.

4. "Assembly Pricing" shall mean the price per assembled r/LS System Filter as set forth on Attachment A attached hereto and hereby incorporated by reference, as amended in a writing signed by both parties from time to time.

5. "COBE" shall mean Gambro, Inc. (formerly named COBE Laboratories, Inc.), a corporation organized and existing under the laws of the state of Colorado, and its parents, subsidiaries, affiliates, permitted assignees, or successors in interest.

6. "Confidential Information" shall mean such confidential and proprietary information each party hereto owns and uses in order to conduct its business to which this Agreement pertains which includes, without limitation, confidential and proprietary computer programs, inventions, discoveries, tools, machines, articles of manufacture, mechanisms, molds, fixtures, methods, processes, compositions, mixtures, formulae, designs, techniques of production, manufacture or assembly, know-how, show how, information which concerns the financial affairs, development research, marketing practices, marketing plans and strategies, internal policies and procedures, products, contracts, suppliers, or customer lists, information with respect to any corporate affairs, and other information which may or may not rise to the level of a trade secret under applicable law, but which is not generally in the public domain (and includes information transferred orally, visually, electronically or by other means). Confidential Information" shall include, without limitation, the Manufacturing Technology. Confidential information shall not include: (i) information already known or independently developed by the receiving party as evidenced by competent proof; (ii) information in the public domain through no wrongful act of the receiving party; or (iii) information received by the receiving party from a third party having a lawful right to disclose it.

7. "FDA" shall mean the Food and Drug Administration of the United States of America.

8. "HemaSure Materials" shall mean the materials and parts supplied by HemaSure to Command as set forth in Attachment B attached hereto and hereby incorporated by reference, as may be amended in a writing signed by both parties from time to time.

9. "Manufacturing Technology" shall mean those proprietary rights of the respective parties in the molds, drawings, manufacturing processes, know-how, show-how and technical data related to the manufacturing and production of the Products and, in the case of HemaSure, the r/LS System Filter.


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10.      "Product Pricing" shall mean the price of each Product as set forth on
         Attachment C attached hereto and hereby incorporated by reference, as amended in a writing signed by both parties from time to time.

11. "Products" shall mean the dry bag sets listed and described on Attachment D, attached hereto and hereby incorporated by reference, as amended in a writing signed by both parties from time to time.

12. "Product and Assembly Specifications" shall mean the respective Product and r/LS System Filter assembly specifications, in each case, as set forth on Attachment E, attached hereto and hereby incorporated by reference, as amended in a writing signed by both parties from time to time, which in all cases, shall be deemed to meet requirements and standards included in applicable federal, state and local laws including, without limitation, the Food, Drug and Cosmetic Act, the Medical Device Amendments of 1976, the Safe Medical Devices Act of 1990, and similar foreign laws, rules and regulations, including, without limitation, the European Medical Device Directive.

13. "r\LS System Filter" shall mean HemaSure's filters used for pre-storage reduction of the level of leukocytes in blood, and any revisions, derivatives, or improvements thereto.


                                   ARTICLE II
                        SUPPLY AND ASSEMBLY ARRANGEMENTS

         1. Production of Products and Assembly of r/LS System Filters. Command shall (i) manufacture and supply the Products and (ii) assemble r/LS System Filters, in each case, solely in accordance with the Product and Assembly Specifications supplied by HemaSure. Although the obligation to fabricate the Products and assemble the r/LS System Filters conforming to Product and Assembly Specifications belongs exclusively to Command, and the obligation to designate and thereafter to approve the applicable specifications belongs exclusively to HemaSure, and without intending to relieve either party of their respective exclusive obligations, the parties hereto shall provide reasonable cooperation and assistance to each other to facilitate the fabrication of the Products and assembly of the r/LS System Filters. Command shall make no deviations or changes from the Product and Assembly Specifications without HemaSure's prior approval.

         2. Product and Assembly Pricing. Product & Assembly Pricing for each purchase order issued by HemaSure shall be calculated per Attachment A Attachment C. Hemasure shall issue quarterly purchase orders and annualize the volumes to determine the corresponding price schedule. Product Assembly Pricing shall be fixed for the term of the Agreement with the exception that Command may increase or decrease the Product & Assembly Pricing on account of, and solely to the extent of, (i) Command's raw material price increases or decreases that are evidenced by Command's written records which shall be provided to HemaSure and based on increases or decreases of Command's vendor prices and (ii) after the first Agreement Year,

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Command's overhead cost increases or decreases that are evidenced by Command's written records which shall be provided to HemaSure; and (iii) after one year, Command's direct labor cost increases or decreases as evidenced by Command's written records which shall be provided to HemaSure. Such Product & Assembly Price increases may be affected only once per Agreement Year, and in any such case, shall not be more than five percent (5%) of the then applicable Product & Assembly Pricing. Notwithstanding the above, both parties acknowledge that this five percent (5%) cap may need to be re-negotiated during the term of this agreement based on any unforeseen circumstances beyond either parties control. Overhead costs shall include costs associated with government mandated benefits, payroll taxes, electricity and other utilities.

         (a) In addition, at the end of every Agreement Year Command shall compare the Actual Annual Purchases of Products by HemaSure to the quantities that were used to establish the mutually agreed upon invoiced Product Pricing as provided in Attachment C or Assembly Pricing as provided in Attachment A for that respective Agreement Year (and shall promptly provide to HemaSure a detailed, written copy of such comparison). In the event Actual Annual Purchases exceed said quantities for that respective Agreement Year, then Command shall issue a rebate or a credit to HemaSure in accordance with the quantity pricing set forth on Attachment A and/or C, as the case may be. In the event Actual Annual Purchases are less than said quantities for that respective Agreement Year, then Command shall issue a debit to HemaSure in accordance with the quantity pricing set forth on Attachment A and/or C, as the case may be. Command may, in its sole discretion, waive or reduce any such debit for any respective Agreement Year. Any such waiver or reduction of a debit for any respective Agreement Year shall be on a non-precedential basis without prejudice and Command shall not be obligated in any of the following Agreement Years to waive or reduce any future debit.

         (b) At least sixty (60) days prior to the commencement of any Agreement Year, Command shall provide written notice (setting forth reasonable details) to HemaSure of projected increases or decreases to the Product Pricing for the upcoming respective Agreement Year based on those Product Pricing increase or decrease guidelines set forth above. The parties hereby agree to negotiate in good faith and to agree upon Product Pricing based on those Product Pricing increase or decrease guidelines set forth above for each such respective Agreement Year and to amend Attachment C each Agreement Year accordingly. In the event no agreement on Product Pricing is reached prior to the commencement of any respective Agreement Year, such agreement shall be resolved pursuant to Section 12(b) 11(b) of Article III.

         (c) The parties will use reasonable efforts to endeavor to develop cost saving measures applicable to the Products and assembly of the r/LS System Filter. After recoupment at a mutually agreed upon rate of any capital investment made by a

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                  party in developing or implementing such cost saving measures, such savings will be shared on a fifty/fifty (50/50) basis between the parties in the form of reduced Product and/or Assembly Pricing, as the case may be.

         3. Delivery. HemaSure shall provide Command with specific order delivery dates. Each order placed under this Agreement shall be considered "on-time" if it is received by HemaSure during the period of 3 days prior to and up until 3 days after the scheduled delivery date which is stated on the release order issued by HemaSure and accepted by Command. If a delivery is not expected to be made "on-time," as defined herein, Command shall notify HemaSure and shall take all reasonable steps at its own cost to expedite delivery.

         4. Supply Ability and Inventory. Command and HemaSure shall notify each other of any events which may impact their respective abilities to supply and purchase Products and assemble r/LS System Filters, including, without limitation, FDA inspections, labor issues, facility issues and the like.

         5. Tooling and Equipment of r\LS System Filters. HemaSure shall bear the cost of tooling and equipment associated with the assembly of the r\LS System Filters, and shall hold sole and exclusive title to such tooling and equipment. The tooling and assembly equipment initially shall reside at Command's facilities.

         (a) In the event that Command fails to meet its delivery requirements, HemaSure may request the transfer of its tooling and assembly equipment to another facility designated by HemaSure. In such Event, Command shall breakdown, package, ship (FOB Ormond Beach, Florida), install and start-up the applicable tooling and equipment. Command shall be paid for the above services at a rate of $75 per hour, not to exceed 2,000 hours.

         (b) Command shall be responsible for the maintenance of the tooling and equipment and shall provide reasonable care in the storage and handling of the tooling. HemaSure shall be responsible for the repair of the tooling and equipment.

          6. Forecasts to Command. HemaSure shall submit to Command, ninety (90) days before each Agreement Year, in good faith, written forecasts setting forth projected purchases on a quarterly basis of the Products and assembly requirements for the upcoming twelve (12) month period. Forecasts prepared by HemaSure pursuant to this Section shall be prepared by HemaSure in good faith and shall represent HemaSure's reasonable expectation of its requirements for the forecasted period. HemaSure shall commit to purchase eighty percent (80%) of the Products and assembly requirements on account of such forecasts. The amount of Products not purchased in any one Agreement Year shall rollover into the following Agreement Year.

         On a quarterly basis, HemaSure and Command shall review forecast and capacity requirements for the following twelve (12) months and plan accordingly. In the event that

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forecasts are updated or modified, HemaSure shall make a firm commitment to purchase the Products and assembly requirements for the first two (2) months of such updated forecast.

          7. Ordering. HemaSure shall submit purchase orders on a monthly basis setting forth its purchase requirements and delivery dates. The orders for Products in the first two (2) months of an updated forecast as described in
Section 6 above shall become fixed orders.

         (a) HemaSure shall submit a release order to Command on a monthly basis at least six (6) weeks in advance of any required shipment date in said release order in compliance with HemaSure's most recent forecast. Command and HemaSure shall keep each other apprised in good faith of their respective requirements, projections, production capability limitations and similar matters.

         (b) Subject to the following sentence and Article III, Section 9(c), HemaSure agrees to purchase from Command from time to time hereunder the minimum quantity purchases set forth on Attachment F hereto. In the event HemaSure fails to purchase the quantity of Products and assembly requirements as designated in Attachment F in any respective Agreement Year, then the remaining number of Products or assembly requirements necessary to meet the quantity designated in Attachment F for that respective Agreement Year shall be added to the purchase quantities in for the subsequent Agreement Year. In the event that HemaSure fails to purchase the quantity of Products or assembly requirements designated in the purchase orders for the third Agreement Year and any purchase requirements added from previous Agreement Years as provided herein, then the term of this Agreement shall be extended for one year during which time HemaSure must purchase the remaining number of Products and assembly requirements as are necessary to meet the purchase requirements designated in Attachment F for the third Agreement Year and any purchase requirements added from previous Agreement Years as provided herein. Command's sole recourse in the event of a breach by HemaSure of this Section 7(b) of this Agreement shall be as set forth in Article III,
                  Section 9(c). Notwithstanding the above paragraphs, HemaSure must purchase at least 80% of the contract minimums per Attachment F each Agreement Year.

         8. HemaSure Supplied Materials. HemaSure shall provide Command with a continuous supply of the HemaSure Materials at no cost to Command such that Command can assemble the r\LS System Filters in quantities sufficient to meet HemaSure's requirements of submitted and accepted purchase orders. If HemaSure is unable to maintain a continuous supply of the HemaSure Materials and this failure forces Command to shut down its production line, HemaSure agrees to pay to Command, as its sole recourse, $1.71 per unit scheduled to be built during the shutdown period at the then prevailing unit production run-rate. This will cover all unrecoverable costs including labor and overhead. Command's failure to supply HemaSure with assembly requirements or otherwise fail to perform its obligations hereunder shall not be deemed a breach of this Agreement to the extent such failure is caused by a lack of such a supply of the HemaSure Materials from HemaSure. HemaSure intends to maintain a two (2) week inventory

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of the HemaSure Materials at Command's facility during the term of this
Agreement and any extension or renewal thereof as determined by reference to purchase orders for assembly of r/LS System Filters issued by HemaSure and accepted by Command.

         9. Shipping. All Product shipments shall be EX WORKS Command's manufacturing facility. Risk of loss shall pass to HemaSure at such time as the Products are delivered to the carrier at Command's facilities. HemaSure shall arrange for a carrier and mode of shipment. All freight, insurance and other shipping expenses shall be borne by HemaSure and HemaSure shall be responsible for filing any and all freight claims.

         10.  Acceptance.

         (a) Acceptance by HemaSure or the receiving entities specified by HemaSure of Products and assembled r/LS System Filters delivered by Command hereunder shall be subject to reasonable inspection and test by HemaSure or such receiving entities in order to determine that the Products and assembled r/LS System Filters comply with the Product and Assembly Specifications; provided, however, HemaSure shall notify Command in writing of any defects in any shipment of Products or assembled r/LS System Filters within thirty (30) business days of the date of delivery at HemaSure's designated manufacturing site. If HemaSure does not notify Command of any such defects within such time, the Products and assembled r/LS System Filters shall be deemed accepted.

         (b) The Products and assembled r/LS System Filters shall consistently meet performance metrics mutually agreed upon by HemaSure and Command. These metrics may change over the performance of the Agreement to the satisfaction and acceptance of both HemaSure and Command.

          11. Quality Control. Command shall operate and maintain its manufacturing and assembly operations in a sound state of control in compliance with applicable FDA, QSR, ISO9002 and CEEN46002 regulations and/or HemaSure's customer specifications as defined, including, but not limited to, the American Red Cross and COBE. HemaSure and its customers shall have the right, but not the obligation, to conduct periodic audits of all sites under Command's control involved with manufacturing or assembling the Products and r/LS System Filters. Command shall provide HemaSure and its customers with reasonable access to Command's facilities, employees, specifications, production records, drawings, or other records as necessary for HemaSure to secure regulatory approvals, respond to regulatory inquires, investigate and address technical problems and achieve technical improvements and address customer complaints. HemaSure and its customers shall provide thirty (30) days written notice of any site audits. Each party agrees to provide the other party with copies of any written notices related to the manufacturing, sale, or use of the Products issued by any governmental regulatory agency promptly after receipt from the governmental regulatory agency or third party.

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          12. Payment. Payment terms for all Products purchased pursuant to this
Agreement shall be in United States dollars and net thirty (30) days.


                                   ARTICLE III
                                  MISCELLANEOUS

         1. Intellectual Property. Command expressly reserves its entire right, title and interest in any and all intellectual property including, without limitation, any inventions, patents, improvements, know-how, show-how, the Manufacturing Technology, or other proprietary information of any kind related to the production or manufacturing of the Products. All intellectual property of HemaSure which shall include, without limitation, any inventions, patents, improvements, trademarks, service marks, mask works, copyrights, trade secrets or other proprietary information of any kind shall remain the sole and exclusive property of HemaSure. HemaSure expressly reserves its entire right, title and interest in any and all intellectual property including, without limitation, any inventions, patents, improvements, know-how, show-how, or other proprietary information of any kind related to the r/LS System Filter.

          2. Indemnification. The provisions of this indemnification section shall survive the termination, expiration, or non-renewal of this Agreement.

         (a) HemaSure agrees to indemnify and hold harmless Command and its directors, officers and employees from and against any and all losses, costs, damages, fees and expenses arising out of the assembly of the r/LS System Filter (excluding with respect to the manufacture of the Products) but only to the extent such losses, costs, damages, fees, and expenses were incurred as a result of the negligence, gross negligence or willful misconduct of HemaSure, provided that HemaSure shall have the right to control the defense or settlement of any claim for which Command is entitled to indemnification hereunder. HemaSure shall not be liable for any litigation costs or expenses incurred by Command (or its directors, officers or employees) without HemaSure's prior written consent. Notwithstanding the foregoing, HemaSure shall not be required to indemnify Command for matters which HemaSure is indemnified by Command hereunder.

         (b) Command agrees to indemnify and hold harmless HemaSure and its directors, officers and employees from and against any and all losses, costs, damages, fees, and expense arising out of the manufacture or sales of the Products and assembly of the r/LS System Filter (excluding with respect to the HemaSure Supplied Materials themselves), but only to the extent such losses, costs, damages, fees, and expenses were incurred as a result of the negligence, gross negligence or willful misconduct of Command, provided that Command shall have the right to control the defense or settlement of any claim for which HemaSure is entitled to indemnification hereunder. Command shall not be liable for any litigation costs or expenses incurred by HemaSure (or its directors, officers or employees)


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                  without Command's prior written consent. Notwithstanding the foregoing, Command shall not be required to indemnify HemaSure for matters which Command is indemnified by HemaSure hereunder.

         (c)      A party seeking indemnification hereunder (the
                  "Indemnified Party") shall provide prompt written notice to the party from whom indemnification is sought (the "Indemnifying Party") of any written notice of a claim, action or demand of any kind from a third party. The Indemnifying Party shall undertake promptly the defense of such claim, action or demand with defense counsel selected by the Indemnifying Party, but reasonably satisfactory to Indemnified Party. Notwithstanding any other provision of this Agreement, the Indemnified Party may at any time elect to participate in the defense of any claim, action or demand with counsel of its own choice and at its sole expense without waiving the Indemnifying Party's obligation to defend Indemnified Party. The Indemnifying Party shall obtain the advance written consent of the Indemnified Party (which consent shall not be unreasonably withheld) prior to settling any claim, action or demand.

         3. Confidentiality. The parties may disclose certain Confidential Information to each other. The party that discloses Confidential Information pursuant to this Agreement is referred to herein as the "Disclosing Party" and the party that receives such Confidential Information is referred to herein as the "Receiving Party." The terms of this Agreement shall apply to any Confidential Information that may be disclosed during the term of this Agreement and any extension or renewal thereof and for a period of three (3) years after the termination, expiration, or non-renewal of this Agreement for any reason, with the exception that Confidential Information designated in writing by a party to be a trade secret shall be protected by this Article for such time as such Confidential Information remains a trade secret under applicable law. Such Confidential Information shall be used solely for the purpose of each party performing its obligations hereunder and not for any other purpose ("Purpose").

         (a) Receiving Party acknowledges that the Confidential Information is confidential and/or proprietary to Disclosing Party and is claimed to be valuable, special and unique assets of Disclosing Party. Accordingly, the parties agree that during the term of this Agreement and for the respective post-termination periods set forth herein, Receiving Party shall:
                  (1)      maintain the Confidential Information in confidence;
                           and
                  (2) not use any such Confidential Information received from Disclosing Party except for the above-stated Purpose; and
                  (3) disclose such Confidential Information received from Disclosing Party only to its employees that have a need to know such Confidential Information in order to fulfill the Purpose; and
                  (4) not disclose any portion of the Confidential Information received from Disclosing Party to any third party without the prior written consent of Disclosing Party, even if such third party is under similar restriction on disclosure with Disclosing Party.

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         (b)      Receiving Party agrees to use the same degree of care to
                  protect the confidentiality of all Confidential Information it receives as it uses to protect its own Confidential Information. However, Receiving Party in no event shall use less than a reasonable degree of care to protect the Confidential Information received from Disclosing Party.

         (c) If Receiving Party is confronted with legal action to disclose Confidential Information received under this Agreement, Receiving Party shall promptly notify Disclosing Party, and reasonably assist Disclosing Party in obtaining a protective order requiring that any portion of the Confidential Information required to be disclosed be used only for the purpose for which a court issues an order, or for such other purposes as required by law.

         (d) All Confidential Information disclosed under this Agreement shall remain the property of Disclosing Party. At Disclosing Party's request, all Confidential Information received by Receiving Party in tangible form shall be promptly returned or destroyed.

         (e) It is understood and agreed that damages may not be an adequate remedy for Disclosing Party in the event of a breach or threatened breach of this subsection (3) and, accordingly, Receiving Party agrees that Disclosing Party will be entitled to receive injunctive or other appropriate equitable relief against Receiving Party and its representatives in the event of such a breach or threatened breach.

          4. Non-Solicitation. During the term of this Agreement and any extensions or renewals thereof and for a period of one year thereafter, neither party shall solicit for employment, employ, solicit for another business relationship or otherwise retain any employee of the other party who is an employee of the said other party at any time during the term of this Agreement and any extensions or renewals thereof.

          5. No Partnership or Agency. Nothing contained in this Agreement shall be construed to create a partnership or joint venture among the parties or to make a party an agent of the other party for any purpose.

         6.  Additional Representations and Warranties of the Parties.

         (a) Each party represents and warrants that it shall obtain, maintain and preserve any licenses, permits or other authorizations necessary for the party to conduct its business in accordance with this Agreement. Both parties shall comply in all material respects with all of their respective obligations under applicable federal, state and local laws including, without limitation, the Food, Drug and Cosmetic Act, the Medical Device Amendments of 1976, the Safe Medical Devices Act of

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                  1990, and similar foreign laws, rules and regulations,
                  including, without limitation, the European Medical Device Directive.

         (b) In addition, each party represents and warrants to the other party that, as of the date hereof, (i) it has the authority to execute, deliver, and perform its obligations under this Agreement, (ii) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid, and binding obligation of such party enforceable against such party in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws of general application from time to time affecting the rights of creditors generally, or subject to general principles of equity), (iii) neither the execution or delivery of this Agreement nor the performance of its obligations hereunder will conflict with or violate any provision of, or result in the breach of, any material agreement, note, mortgage, or indenture to which such party is a party or by which its assets are bound, and (iv) there are no actions, suits, proceedings, or investigations pending or threatened in any court or before any governmental agency or instrumentality against, by or affecting it or any of its subsidiaries or their business, operations, or financial condition or any of their properties or assets, or which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof.

         (c) Each party represents and warrants that it shall maintain the following insurance coverages in full force and effect throughout the term of this Agreement and any extension or renewal thereof.

                   (i) Commercial General Liability Insurance in an amount of at least $10,000,000 (Ten Million Dollars) naming the other party as an additional insured party, Workers' Compensation coverage covering the party's own employees (but not employees of the other party) with statutory limits for each jurisdiction where required by the laws of that jurisdiction (including monopolistic states if any work is to be performed in one or more of them) and an employers' liability policy with at least a limit of $250,000 per accident per employee.

                  (ii) Each party further agrees to maintain not less than $10,000,000 (Ten Million Dollars) of products liability coverage naming the other party as an additional insured party. For Command such product liability policy shall extend to Products manufactured (and r/LS System Filters assembled) and sold to HemaSure.

                  (iii) Command agrees to maintain full replacement value "All Risk" property insurance on all property and equipment of Command or HemaSure used by Command at Command's facilities under this Agreement, and further said property insurance shall insure at all times all Products being


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                           manufactured or r/LS System Filters being assembled
                           and Command agrees to waive any right of subrogation for loss or damage to any of Command's property at, on, or in Command's facilities. Command agrees to obtain, if required in such property insurance, a waiver of subrogation in favor of HemaSure. Said property insurance shall include Business Interruption and Extra Expense coverage for such losses arising from loss or damage to aforementioned Command property without expectation of contribution from any such insurance HemaSure may maintain.

                   (iv) Each party shall, at its sole expense, keep in force policies of insurance in the amounts as specified, and as required by statute, with carriers reasonably satisfactory to the other party. Such insurance shall be written as primary policy coverage and not as contributing with, or in excess of, any insurance which the other party shall carry. Certificates of insurance evidencing all of the above coverages and conditions (types and amounts) shall be produced upon written request and remain in full force and effect throughout the term of this Agreement. Each party's certificate(s) of insurance shall provide for not less than thirty (30) days written notice of cancellation, non-renewal or reduction to the other party.

          7. Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of three (3) Agreement Years (i.e., the last Agreement Year ending on December 31, 2002) unless extended for any additional Agreement Years as provided herein or as may be mutually agreed upon by both parties. Thereafter, this Agreement automatically shall renew for one (1) or more additional successive year renewal terms until either party terminates this Agreement upon one (1) year advance written notice to the other party.

          8. Termination for Cause. This Agreement may be terminated at any time immediately upon written notice upon the occurrence of any of the following events:

         (a) by either party in the event the other party materially breaches any term or provision of this Agreement and such breach is not cured within sixty (60) days of such party's receipt of written notice of such breach;

         (b) by either party in the event the other party makes an assignment for the benefit of creditors, or is subject to any voluntary or involuntary provincial or federal receivership, insolvency or bankruptcy proceedings, or becomes unable, or admits in writing its inability, to meet its obligations as they mature;

         (c) by either party in the event the other party is dissolved or liquidated;

         (d) by Command in the event HemaSure (i) fails to pay any order invoices which are due and payable and which failure is not remedied within sixty (60) days following written notice, (ii) fails to purchase the minimum amount of Products or

908278.5
                                      -12-
                  assembly requirements as specified in Article II, or (iii) is permanently prevented from manufacturing the r/LS System Filter due to material and adverse audit results of customers or regulatory agencies;

         (e) by HemaSure in the event Command (i) fails to meet its delivery requirements and provide consistent product acceptance metrics as mutually agreed upon by both parties, so long as, in the case of the r\LS System Filters, HemaSure supplies the HemaSure Materials as provided herein, (ii) fails to meet, and agree to in writing, the cost targets set forth in Attachments A and C hereto as and when specified therein, or (iii) is prevented from manufacturing Product due to material and adverse audit results of customers or regulatory agencies; and/or

         (f)      as otherwise provided in this Agreement.

         Without prejudice to any other remedy for breach of this Agreement, upon termination for cause of this Agreement, neither party shall be released from the payment of any sum owed to the other party, which sum shall become immediately due and payable.

          9. Rights and Obligations Upon Termination. Upon the termination, non-renewal, or expiration of this Agreement, the following rights and obligations shall apply:

         (a) Notwithstanding the termination of this Agreement, each party shall continue to hold the other party's Confidential Information in confidence and prevent disclosure to third parties as provided herein.

         (b) In the event that Command fails to meet delivery, cost and acceptance metrics, HemaSure shall not be obligated to purchase the Product minimums.

         (c) In the event that HemaSure fails to purchase the contract minimums set forth in Attachment F and provided in Article II,
                  Section 7(b), HemaSure shall reimburse Command, as its sole recourse, $0.75 per unit shortfall when and as provided in such Section and Attachment. This shortfall will be used to cover commitments made by Command to procure building and other long term capital expenditures. This shortfall payment obligation shall not be applicable if HemaSure terminates this agreement due to any fault of Command.

         (d) Immediately upon the termination, non-renewal, or expiration of this Agreement, all sums owed by each party hereto to the other shall become due and payable immediately upon such termination, non-renewal, or expiration.

         (e) The provisions of this Agreement which are expressed to survive this Agreement or to apply notwithstanding termination hereof shall be observed and respected by both parties.


908278.5
                                      -13-

         10. Force Majeure. Neither party shall be liable to the other party for its failure to perform or for delay in the performance of its obligations under this Agreement to the extent such failure or delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, hurricanes, explosions, wars or other hostilities, insurrections, revolutions, strikes, labor unrest, earthquakes, floods, epidemics or quarantine restrictions, lack of materials, unforeseeable governmental restrictions or controls, or transportation embargoes or interruptions; provided, however, that a party must provide written notice to the other party of such extraordinary circumstances that may prevent or delay the party's performance hereunder. If a party is prevented from performing its obligations under this Agreement because of such extraordinary circumstances for a period of sixty (60) consecutive days, then the other party may terminate this Agreement upon thirty (30) days' notice to the other party with a further opportunity to perform until the date of such termination.

         11.  Governing Law; Jurisdiction.

         (a) This Agreement, all transactions executed hereunder, and the legal relations between the parties shall be governed by and construed solely in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.

         (b) In the event that any dispute or controversy arises between the parties with respect to this Agreement or a breach hereof, the parties shall submit such dispute or controversy to binding arbitration before the American Arbitration Association ("AAA") in New York, New York in accordance with the Commercial Arbitration Rules of AAA. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if forwarded in accordance with the Notices section of this Agreement. The arbitrator shall apportion all costs and expenses of the arbitration including, without limitation, the arbitrator's fees and expenses and the attorneys' fees and expenses of both parties, between the prevailing and non-prevailing party as the arbitrator deems fair and reasonable. The award may be enforced in any court of competent jurisdiction.

         (c) Notwithstanding the foregoing or any other provision of this Agreement, either party may seek and obtain provisional equitable, injunctive or other judicial relief from a court of competent jurisdiction in order to preserve the status quo pending resolution of disputes or controversies pursuant to this section. The provisions of this Article III, Section 11 shall survive the termination, expiration, or non-renewal of this Agreement.

          12. Binding Effect. This Agreement shall be binding upon and be for the benefit of the parties and their respective successors and permitted assigns.

908278.5
                                      -14-

         13. Supremacy. The terms and conditions of this Agreement take precedence over all purchase orders and all sales confirmations between Command and HemaSure. To the extent any term in any purchase order or any sales confirmation conflicts in any manner with any term or condition of this Agreement, this Agreement shall govern.

         14. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, then the remainder of this Agreement shall remain in full force and effect. In the event any such provision previously held to be invalid, illegal, or unenforceable, is thereafter held by a court of competent jurisdiction to be valid, legal, or enforceable, then said provision shall automatically be revived and incorporated into this Agreement.

         15. Waiver. No waiver of any rights or breach of any provision of this Agreement shall constitute a waiver of any other right or breach of any other provisions, nor shall it be deemed to be a general waiver of such provision by the waiving party or to sanction any subsequent breach by the other party.

          16. Assignment. Neither party shall assign this Agreement, or any right or obligation thereunder, to any third party without the prior written consent of the other party. In the event either party consents to such an assignment by the other party, then all provisions and obligations of this Agreement shall apply equally to any assignee with the same force and effect as they apply to the assignor.

          17. Modification. This Agreement may not be altered or modified except in writing, duly executed by an authorized representative of both parties.

         18. Notices. All notices, requests or other communications to any party shall be sufficient if contained in a written instrument delivered in person, sent by fax with confirming copy sent by registered or certified mail or sent by overnight courier, addressed to such party at the address set forth below or such other address as may be designated in writing:


Command:                                              HemaSure:

Command Medical Products, Inc.                        HemaSure Inc.
15 Signal Avenue                                      140 Locke Drive
Ormond Beach, FL.  32174                              Marlborough, MA 01752
Fax No.  904/677-7781                                 Fax No. 508/485-604
Attn:  David T. Slick, Sr.                            Attn:  John F. McGuire

Any notice sent in compliance with this section shall be effective upon the date of delivery if delivered in person, upon the date of transmission if sent by fax, or upon the date following the date the notice is sent by overnight courier.


908278.5
                                      -15-

         19. Public Statements. No party hereto shall use or reference the name of any other party hereto including, without limitation, issuing any press releases or otherwise making any public statement with respect to this Agreement (unless such press release or statement is required by applicable law, regulation, or the requirements of any listing agreement with any applicable stock exchange), without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         20. Facsimile Signatures. Counterpart copies of this Agreement may be signed by all parties hereto and signature pages exchanged by facsimile. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Agreement shall be exchanged by United States mail or courier service at the earliest reasonable date following the exchange of signature pages by facsimile.

         21. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior arrangements, agreements or understandings with respect to such matters. No course of performance or prior dealings nor any custom or usage of trade shall be relevant to supplement or explain any terms used in this Agreement.


908278.5
                                      -16-

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the day and year first above written.



COMMAND MEDICAL PRODUCTS                   HEMASURE INC.:
INC.:


/s/ David T. Slick, Sr.                    /s/ John F. McGuire III
------------------------------             --------------------------------
Name:                                      John F. McGuire III
President                                  President & CEO


908278.5
                                      -17-

                                  ATTACHMENT A
                                ASSEMBLY PRICING



Product Description      Annual Quantity                     Price
R/LS DR0030              <2mm                                $3.60
R/LS DR0030              2mm and >                           $3.52
R/LS DR0030              3mm and >                           $3.18
R/LS DR0030              5mm and >                           *
R/LS DR0030              10mm and >                          **








o The packaging proposal and requirements incorporated into Assembly Pricing shall meet conventional quality standards for shipment integrity, maintenance of sterility and ease of use.

** No later than 45 days from the date of this Agreement, Command shall agree in writing with HemaSure that the Assembly Pricing for the specified annual quantity shall be less than $2.00 per unit, and in the case of annual quantities at or in excess of 10 million units, the price shall be reasonably less than the agreed upon pricing for quantities at or in excess of 5 million.


908278.5

                                  ATTACHMENT B
                               HEMASURE MATERIALS


1.       Part Number BNSR01001, HemaSure r/LS(TM) Pre-Storage
         Leukoreduction Filter-Bulk, Non-Sterile

908278.5

                                  ATTACHMENT C
                                 PRODUCT PRICING



Product Description              Annual Quantity                   Price

R/LS Bulk Bag Assembly           <2mm                              $2.25
H50050-001

R/LS Bulk Bag Assembly           2mm and >                         $1.85
H50050-001

R/LS Bulk Bag Assembly           3mm and>                          $1.70
H50050-001

R/LS Bulk Bag Assembly           5mm and >                         *
H50050-0

R/LS Bulk Bag Assembly           10mm and >                        *
H50050-0





* No later than 45 days from the date of this Agreement, Command shall agree in writing with HemaSure that the Product Pricing for the specified annual quantity shall be less than $1.00 per unit, and in the case of annual quantities at or in excess of 10 million units, the price shall be reasonably less than the agreed upon pricing for quantities at or in excess of 5 million.

908278.5

                                  ATTACHMENT D
                                    PRODUCTS


         1. Assembly, r\LS Blood Bag, 4 Port, 600ml with Pillow Bag, Part Number H50050

         2.       Assembly, r\LS, Part Number RLSDR0030, (Non-Sterile)



908278.5

                                  ATTACHMENT E
                       PRODUCT AND ASSEMBLY SPECIFICATIONS

                                   (Attached)

1. PS H00002, REV-, Assembly, r\LS, Dated 1/24/00
2. PS H00001, REV C, Assembly, r\LS Blood Bag, 4 Port, 600ml, with Pillow Bag.


935008.1  3/28/2000  10:58p

HemaSure                         PART              DOC NO.            REV
                             SPECIFICATION           PS H00002
SUBJECT    Assembly, r\LS                          DATE               RCA
                                                     1/24/00


1.0      SCOPE
This document describes the conditions and specifications that must be met for the part described herein regardless of the source of supply. This document is to be used in conjunction with individual purchase specifications written for each r\LS configuration and supplier.

2.0      CONDITIONS
         2.1. For the purpose of this specification "visible" or "visual" refers to features which are apparent to the unaided eye when viewed at 18-20 inches maximum distance, for 5 seconds at normal room lighting.

3.0      SPECIFICATIONS
         3.1.     General.
                   3.1.1. HemaSure is responsible for the design of the r\LS
                          assembly.
                   3.1.2. HemaSure will notify supplier in writing of any
                          changes to the materials, assembly, packaging, or labeling that may be required.
                   3.1.3. Supplier is responsible for ensuring that the assembly meets the requirements specified in this document and the applicable assembly drawings.
                   3.1.4. Supplier may not make changes to the design,
                          materials, or processes, which could impact the performance or appearance of the assembly without notifying the HemaSure Purchasing Department and securing written approval from HemaSure.

         3.2.     Quality Requirements.
                   3.2.1 The assembly must be manufactured, processed, and tested in conformance with FDA's Medical Device Quality System (21 CFR 820).
                   3.2.2 Supplier may not subcontract components, sub-assemblies, or testing except for injection molded parts. HemaSure reserves the right to perform periodic audits of supplier.
                   3.2.3 The r\LS must be assembled in a class 100,000 cleanroom on operation per FED STD 209E.


AUTHOR                    DATE                1ST APPROVER                 DATE
MAB                       1/24/00

2ND APPROVER              DATE                OTHER APPROVER               DATE



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

HemaSure                         PART               DOC NO.              REV
                             SPECIFICATION           PS H00002
SUBJECT    Assembly, r\LS                           DATE                 RCA
                                                     1/24/00


                   3.2.4. Supplier is required to communicate any deviations to the process that affect the ability of supplier to release the assembly to HemaSure.
                   3.2.5. The assembly must be produced under controlled,
                          validated processes. A Quality Plan, Validation Master Plan, and a Device Master Record are required for each r\LS configuration and each manufacturing facility.
                   3.2.6. Supplier must ensure that Quality Control records are to be kept for 7 years.
                   3.2.7. HemaSure reserves the right to audit the quality
                          system of its suppliers, to recommend corrective actions, and to verify the implementation and effectiveness of corrective actions.
                   3.2.8. A copy of the Quality Certification must be included with each shipment of bags. The content of the Quality Certification is specified in the individual Purchase Specifications and is agreed to by HemaSure and the supplier by the signing of the Purchase Specification document.
                   3.2.9. A member of the supplier's QA department must sign the
                          Quality Certification.

         3.3.     Regulatory Requirements.
                   3.3.1. Supplier must maintain a device history record (DHR)
                          for the assembly which satisfies the requirements of FDA's Medical Device Quality System Final Rule (21 CFR 820.184).
                   3.3.2. Supplier will perform environmental monitoring of all cleanroom areas used in the manufacture of the r\LS assembly. Monitoring will include particulate and microbiological surveys at supplier defined frequency. Results of the monitoring will be made available to HemaSure for review.

         3.4.     Manufacturing/Materials of Construction Requirements.

                   3.4.1. Materials of construction per applicable HemaSure DMR
                          (refer to individual purchase specification).

                   3.4.2. No material substitutions can be made to the suppliers
                          DMR without written approval from HemaSure's Quality Assurance.
                   3.4.3. Assembly and configuration.



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

HemaSure                      PART              DOC NO.                REV
                          SPECIFICATION          PS H00002
SUBJECT     Assembly, r\LS                      DATE                   RCA
                                                 1/24/00

                   3.4.3.1. per attached drawing.
                   3.4.4. Labeling
                   3.4.4.1. All devices are to be labeled with a lot number and expiration date of 2 years from the date of sterilization.
                   3.4.4.2. The lot number is to be located on the blood storage bag, the tyvek lid and the outer box.
                   3.4.4.3. The expiration date is to be located on the tyvek lid and the outer box.
              3.4.5. Sampling
                   3.4.5.1. Samples of the production lot for testing and
                          retains are to be boxed in separate boxes and identified as to prevent inadvertent mixup with the rest of the normal production lot.
              3.4.6.   Sterilization
                   3.4.6.1. All devices are to be Gamma sterilized by a HemaSure qualified sterilization facility. A sterilization validation must be done for each facility that manufactures the r\LS. (Per ANSI/AAMI/ISO 11137)
                   3.4.6.2. A dose setting validation must be done for each
                          manufacturing facility. (Per ANSI/AAMI/ISO 11137)
              3.4.7. Device History Record (DHR)
                          3.4.7.1. A DHR must be maintained for each production lot that is manufactured. The DHR must contain all quality records listed in the Device Master Record
                          (DMR). Also, copy of all labeling that was used to identify the product.

         3.5.     Physical and Functional Requirements
                   3.5.1. Tubing strength > 10 lb.
                   3.5.2. Tubing free of permanent kinks.
                   3.5.3. Port Bond strength: > 4.5 lb. force
                   3.5.4. The r\LS device and all connections to the device must be integral and tested at 100%, with no exceptions. The method of determining integrity shall be pressure decay at 10.5 psi + .05psi. Leak limit rate shall be .5in H2O.
                   3.5.5. Imbedded and/or loose particulate matter: No more than
                          6 particles exceeding .40 sq. mm. No more than 6 particles total; no more than 3 particles per sq. in., per TAPPI standards T213 & T437.

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

HemaSure                      PART              DOC NO.                REV
                          SPECIFICATION          PS H00002
SUBJECT     Assembly, r\LS                      DATE                   RCA
                                                 1/24/00

         3.6.     Packaging Requirements.
                   3.6.1. The supplier is responsible for insuring that devices arrive at HemaSure (or designed storage location) integral, damage free, and contamination free.
                   3.6.2. Package burst testing at the start and end of each
                          production shift required for each production lot. Burst testing parameters:
                                    Pressure 40.00 psig
                                    Time 4.00 sec
                                    Flow 8 porous
                                    Burst test limit >.66

         3.7.     Testing Requirements.

                   3.7.1. The following tests are to be performed on the r\LS after sterilization for final release testing:
                   3.7.2. 10 devices per lot for LAL pyrogen per USP XXIII
                          Pg. 1696
                   3.7.3. 1 device per quarter for Cytotoxicity (MEM Elution)
                          per USP XXIII
                          Pg. 1697
                   3.7.4. 10 device semi annually for Rabbit pyrogen per USP
                          XXIII  Pg. 1718
                   3.7.5. 12 devices per lot for blood performance TP H00034.
                   3.7.6. 3 devices for bag bond strength TP H00030.

         3.7.     References.
                  ISO 10993 Biological Evaluation of Medical Devices.

                  USP    XXIII
                  US Federal Standard 209E Airborn Particulate Cleanliness Classes in Cleanrooms and Clean Zones.
                  Tappi-TC13, T437 methodology
                  21 CFR 820 FDA Medical Device Quality System Final Rule ISO 3826 Plastic collapsible containers for human blood and blood components


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

HemaSure                             PART           DOC NO.           REV
                                 SPECIFICATION       PS H00001           C
SUBJECT   Assembly, r\LS Blood Bag, 4 Port,         DATE              RCA
600 mL, with Pillow Bag                            9/20/99              1523


1.0      SCOPE
This document describes the conditions and specifications that must be met for the part described herein regardless of the source of supply. This document is to be used in conjunction with individual purchase specifications written for each bag configuration and supplier.

2.0      CONDITIONS
Each shipment is to include a Quality Certification per section 3.8. Quality Certifications may be formatted individually by each supplier as long as they contain the information required by this specification.

3.0      SPECIFICATIONS
         3.1.     General.
                   3.1.1. HemaSure is responsible for the design of the Blood
                          Bag assembly.
                   3.1.2. HemaSure will notify supplier in writing of any
                          changes to the materials, assembly, packaging, or labeling that may be required.
                   3.1.3. Supplier is responsible for ensuring that the assembly meets the requirements specified in this document and the applicable assembly drawings.
                   3.1.4. Supplier may not make changes to the design,
                          materials, or processes, which could impact the performance or appearance of the assembly without notifying the HemaSure Purchasing Department and securing written approval from HemaSure.
                   3.1.5. Supplier will supply HemaSure with a cup of resin for every lot of ES3000.

         3.2.     Manufacturing Requirements.
                   3.2.1. The assembly must be manufactured, processed, and
                          tested in conformance with FDA's Medical Device Quality System (21 CFR 820).
                   3.2.2. Supplier may not subcontract components,
                          sub-assemblies, or testing except for injection molded parts. HemaSure reserves the right to perform periodic audits of supplier.


AUTHOR                      DATE           1ST APPROVER                   DATE
MAB, RBD                    9/20/99

2ND APPROVER                DATE           OTHER APPROVER                 DATE



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

HemaSure                             PART           DOC NO.           REV
                                 SPECIFICATION       PS H00001           C
SUBJECT   Assembly, r\LS Blood Bag, 4 Port,         DATE              RCA
600 mL, with Pillow Bag                            9/20/99              1523


         3.3.     Quality Requirements.

                   3.3.1. Supplier is required to communicate any deviations to the process that affect the ability of supplier to release the assembly to HemaSure.
                   3.3.2. The assembly must be produced under controlled,
                          validated processes.
                   3.3.3. Supplier must ensure that the assemblies meet the
                          requirements of HemaSure's Test Specification TS H00006. Quality Control records are to be kept for 7 years. Five (5) blood bag retains are to be kept by HemaSure also for 7 years.
                   3.3.4. HemaSure reserves the right to audit the quality
                          system of its suppliers, to recommend corrective actions, and to verify the implementation and effectiveness of corrective actions.

         3.4.     Physical and Functional Requirements.

                  3.4.1.     Pyrogenicity.
                             3.4.1.1. The assembly must pass the U.S.P. LAL Pyrogen Test. Test method must comply with USP XXIII.
                             3.4.1.2. A 10 unit composite (random samples) is to be tested using the LAL methodology. The maximum acceptable Pyrogen level is
                                        < 5 EU/assembly.
                             3.4.1.3. Particles - no more than the following effluent particulate levels (USP XXIII):
                                       50 particles per ml >10 u
                                       5 particles per ml > 25 u
                                       6.5 fibers
                             3.4.1.4. Once validated, the LAL and particulate testing for each lot is not required. The environmental monitoring will serve as an indicator to the process.

                  3.4.2.    Cleanliness
                                       Surfaces of the assembly must be free of non-embedded foreign matter. No embedded particles larger than 0.4mm2, using Tappi TC13 and T437 methodology, are acceptable.
                             3.4.3. No visible film vestige on bag perimeter seal edges.
                             3.4.4. The bag must be assembled in a class 10,000 cleanroom in operation per FED Std 209E.


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

HemaSure                             PART           DOC NO.           REV
                                 SPECIFICATION       PS H00001           C
SUBJECT   Assembly, r\LS Blood Bag, 4 Port,         DATE              RCA
600 mL, with Pillow Bag                            9/20/99              1523



                             3.4.5. Materials (refer to attached drawing for configuration).


                                Description

                                600 ml storage bag: ES3000 clear virgin PVC gamma stabilized compound containing plasticizer di-2-ethylhexylphthalate (DEHP); taffeta finish on inside, matte finish on other side. Thickness .016" + 1"

                                Spike ports: TechnoFlex model TS450.50 (gamma stable). Tube sleeves for 600 ml bag: ES3000 virgin PVC; 0.149" + .003 I.D., 0.209" + .003
                                O.D., 0.75" + .05 long; frosted finish. -

                                Spike Port Sleeve: 0.310" + .005 O.D., 0.250" +
                                .005 I.D., 1.0" + .05 long

                                50 ml pillow bag: ES3000 clear virgin PVC (same as 600 ml storage bag).

                                Tube sleeve: virgin ES3000; 0.149" + .003 I.D., 0.209" + .003 O.D., 0.54" - 0.80" long; frosted finish.
                                Tubing: virgin ES3000; extruded;
                                frosted; 0.160" - .004 O.D., 0.118 - .004 I.D.
                                Two lengths of transfer tubing, both tubing lengths imprinted with segmented identification numbers. Outlet tubing: Minimum 13 usable segments; tubing length 44" - 47" ref. only. Pillow bag tubing: Minimum 4 usable segments; tubing length 17" - 17.50" ref. only. Maximum 105o tubing end cut.

                                Tubing clamps: blue and Red polypropylene, gamma stable; 1" long; Halkey-Roberts #C340TCSPB
                                (blue), #C340TCSPR (Red) or equivalent.

                  3.4.6      Assembly and configuration.

                             3.4.6.1. The assembly is to be assembled per attached drawing.
                             3.4.6.2.  Coiling:
                                       Refer to individual purchase
                                       specifications for instructions.
                             3.4.6.3. The 600 ml bag must be free of scuff marks, smudges, stray markings, or other cosmetic defects.
                             3.4.6.4.  Vinyl imperfections:
                             Material shall be free from wrinkles and grease when viewed from a distance of 18 inches. Pin holes are not allowed. Particulate - With a sample size of 3 linear feet, particles embedded in the material such as black, brown, yellow resin shall be reported as follows:


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

HemaSure                             PART           DOC NO.           REV
                                 SPECIFICATION       PS H00001           C
SUBJECT   Assembly, r\LS Blood Bag, 4 Port,         DATE              RCA
600 mL, with Pillow Bag                            9/20/99              1523




                Size                       Particle Count Score Point
                ----                       --------------------------
               > .031                                Reject
            .020 - .030                                 4
            .010 - .019                                10
            .005 - .009                                15

                   3.4.7. Labeling of the 600 ml blood storage bag (if applicable - refer to individual Purchase Specifications):
                             3.4.7.1. Label alignment - label should be no more than .5" off centerline in any direction.
                             3.4.7.2. Printing must be clear and legible. No smearing is allowed.
                             3.4.7.3. Misprinted letters are acceptable if no more than 50% of a letter is misprinted with a maximum of 1 misprinted letter per word and 5 misprinted words per assembly.
                  3.4.8.     Labeling of the tubing segments.
                             3.4.8.1. Outlet tubing: 13 segments per unit min., 44" - 47" tubing length (ref. only). Pillow bag tubing: 4 segments per unit min., 17" - 17.5" tubing length (ref.
                                       only). No missing letters or numbers.
                             3.4.9.    Tubing strength: > 10 lb.
                             3.4.10.   Tubing free of permanent kinks.
                             3.4.11. Open end of tubing must be cut evenly, maximum 105o angle cut, no jagged cuts.
                             3.4.12.   Port Bond strength: > 10 lb.
                             3.4.13. Final leak test: inline pressure decay testing.
         3.5.     Packaging Requirements.
                   3.5.1. Assemblies are to be placed in a double poly lined shipper in a manner that precludes damage during shipping and handling. The inner poly liner must be tied (or otherwise fastened) closed. The outer liner must be closed to prevent contamination.
                   3.5.2. No more than 1 product lot is to be contained within a shipper.
                   3.5.3. Refer to individual purchase specifications for labeling of the shipment (shipper and packing slip) and for the quantity of assemblies per container.


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                                                                    Page 5 of 6

HemaSure                             PART           DOC NO.           REV
                                 SPECIFICATION       PS H00001           C
SUBJECT   Assembly, r\LS Blood Bag, 4 Port,         DATE              RCA
600 mL, with Pillow Bag                            9/20/99              1523



         3.6.     Regulatory Requirements.
                   3.6.1. Supplier must maintain a device history record (DHR) for the assembly which satisfies the requirements of FDA's Medical Device Quality System Final Rule (21 CFR 820.184).
                   3.6.2. The DHR must also indicate that each lot conforms with the specified particulate levels and testing protocol.
                   3.6.3. Supplier will perform environmental monitoring of all cleanroom areas used in the manufacture of the blood bag assembly. Monitoring will include particulate and microbiological surveys at supplier defined frequency. Results of the monitoring will be made available to HemaSure for review.

         3.7.     References.
                   3.7.1. Refer to individual purchase specifications for any unique labeling and packaging.
                   3.7.2.   HemaSure Test Specification TS H00006, 600 ml Blood
                            Bag.

                   3.7.3. ISO 3826 Plastics collapsible containers for human blood and blood components.
                   3.7.4.   ISO 10993 Biological Evaluation of Medical Devices.
                   3.7.5.   USP XXIII.
                   3.7.6. US Federal Standard 209E Airborne Particulate Cleanliness Classes in Cleanrooms and Clean Zones.
                   3.7.7.   Tappi - TC13, T437 methodology.
                   3.7.8.   21 CFR 820 FDA Medical Device Quality System Final
                            Rule.
                   3.7.9.   Blood Bag Testing Protocol TP H00030.
                   3.7.10.  Blood Bag Testing Form H148.
         3.8.     Quality Certification.
                   3.8.1. A copy of the Quality Certification must be included with each shipment of bags. The content of the Quality Certification is specified in the individual Purchase Specifications and is agreed to by HemaSure and the supplier by signing the Purchase Spec. document.
                   3.8.2. A member of supplier's QA department must sign the Quality Certification.

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                                                                    Page 6 of 7
HemaSure                             PART           DOC NO.           REV
                                 SPECIFICATION       PS H00001           C
SUBJECT   Assembly, r\LS Blood Bag, 4 Port,         DATE              RCA
600 mL, with Pillow Bag                            9/20/99              1523

[DRAWING OMITTED]


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
                                                                    Page 7 of 7
HemaSure                             PART           DOC NO.           REV
                                 SPECIFICATION       PS H00001           C
SUBJECT   Assembly, r\LS Blood Bag, 4 Port,         DATE              RCA
600 mL, with Pillow Bag                            9/20/99              1523



        REVISIONS


     Rev            RCA - Date Released                      Description
      C               1523 / 9-21-99          Change length reference dimensions of tube sleeve,
                                              outlet tubing, air bag tubing per GCM.  Encompass
                                              range suitable for both vendors.  See Sections 3.4.5
                                              chart, 3.4.8.1. drawing.
      B               1477 / 5/26/99          See RCA 1477.
      A               1473 / 5/26/99          See RCA 1473.
      -               1461 / 4/14/99          Released - See RCA 1461.





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



                                                   ATTACHMENT F

                                            MINIMUM PURCHASE SCHEDULE*



Product/Agreement Year Ending             12/31/2000        12/31/2001       12/31/2002

1.  Assembly, r\LS Blood Bag, 4 Port,     1.8mm              3.0mm              3.0mm
600ml with Pillow bag.

2.  Assembly, r\LS, Part Number:          1.00mm              2.0mm             2.00mm
RLSDR0030, (Non Sterile)


























o        SUBJECT TO ARTICLE II, SECTION 7(b).


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